Exhibit 10.1

Hilb Rogal & Hobbs Company

2006 Corporate Incentive Plan

STRATEGY

This plan has been formulated to focus the performance of selected corporate headquarters and field operations staff on achievements critical to the financial and operational success of HRH. Emphasis is placed on the Company’s performance relative to EPS and budget and comparison to industry, peers and the S&P 600.

ELIGIBILITY

All senior corporate officers and regional directors are normally nominated to participate in the plan. Final eligibility is determined and approved by the Chairman and President.

CORPORATE INCENTIVE BONUS POOL

Subject to the terms and conditions hereof, a bonus pool will be generated based on the Company achieving increases in earnings per share as shown in the chart below. The bonus pool at a XX% to XX% increase in EPS is equivalent to the sum of the target bonuses for all of the participants in the Plan.

Earnings Per Share *	2006 Bonus Pool

[Chart Omitted]

* Payouts for increases below XX% or above XX% are at the discretion of the Human Resources & Compensation Committee (the “Committee”) in relation to HRH’s performance against the industry, peer group and the S&P 600. Figures listed above for percentage increases below XX% and above XX% are guidelines for the Committee in the event they choose to exercise this discretion.

For payouts on increases between XX and XX%, the Committee reserves the right to modify the bonus pool, either positively or negatively, by an amount up to but not to exceed 20%. Any modification will be determined by the Committee’s assessment of the executive team’s performance in its totality.

2006 Corporate Incentive Plan

Note:	Bonus pool amounts are calculated in proportion to the increase in EPS. For increase percentages between the above defined measurement points, bonus amounts are determined on a prorated basis. For example, the corresponding bonus pool for an EPS increase of XX% would be $X,XXX,XXX. Notwithstanding the above, the maximum total bonus pool payable may never exceed 200% of the sum of all participants’ base salaries.

INDIVIDUAL INCENTIVE BONUS TARGETS

The following positions have been designated as CIP participants for 2006.

[Table Omitted]

The target bonus for employees entering the plan during the year will be adjusted on a pro-rata basis to reflect the period of time they are in the plan. The target bonus for employees promoted during the year will be increased to the new target bonus for the new position. The bonus pool will be adjusted to reflect these changes.

ESTABLISHING PERFORMANCE STANDARDS UNDER THE PLAN

2006 Performance Standards—Earnings Per Share—For 2006, the Company engaged an independent third party consultant to analyze and forecast the EPS for the industry, HRH’s peer group and the S&P 600. As a result of this analysis, a new targeted goal of XX% to XX% increase in EPS has been established to allow 100% payout of targeted bonuses.

2006 Corporate Incentive Plan

A bonus pool will be established for performance between a XX% increase in EPS and a XX% increase in EPS. Payouts between XX% and XX% will be distributed on a 70% formula driven and 30% discretionary basis. Payouts below XX% or above XX% are at the discretion of the Committee in relation to HRH’s performance against its peer group.

2006 Performance Standard—Budgeted Profit—The Committee will also consider the Company’s performance to budget in making any discretionary judgments regarding the bonus pool amount or related modifications.

INCENTIVE PAYOUTS

Target bonuses will be paid out on a formulaic and discretionary basis for EPS increases between XX% and XX%. The bonus pool will be fully accrued and distributed to participants based on a part formulaic (70%) and part discretionary (30%) basis. This discretion may be used by the Chairman to either increase or decrease a participant’s individual target bonus by up to 30%.

The discretionary pool may be distributed by the Chairman and the President based on the participant’s individual contribution to the Company’s success. In determining each participant’s portion of the discretionary pool, factors such as regional profit margin and growth, successful implementation of the strategic plan, reduction of non-value added expense, contribution to EPS growth, completion of assigned special projects, etc., will be evaluated. In addition, the participant’s leadership skills and contributions to the success of the Company will be considered and evaluated as well.

The bonus pool established for increases in EPS below XX% and above XX% is formula driven but the payout is totally discretionary and will be determined by the Chairman and President with the approval of the Committee. Payouts for increases in EPS above XX% are for extraordinary performance. Bonuses will not be paid to the executive group if the Company does not make a profit, unless the lack of profit is the result of an investment strategy that was approved by the Board.

Note: Corporate Earnings per Share increase is the percentage increase in operating earnings per share from 2005 to 2006.

ADMINISTRATION

Payment—Bonuses will not be paid to any participant who is not a full time, active employee on the date the bonus is payable except in the case of an approved retirement or disability or in the case of death. In these instances, a prorated portion of the bonus will be paid based on the actual period of employment during the year. Employees who voluntarily resign or are terminated prior to the incentive award payout will forfeit the opportunity to earn an incentive award as of the date of resignation or termination, regardless of the actual last day worked.

2006 Corporate Incentive Plan

Maximum payout—The bonus earned by a participant under this plan cannot exceed 200% of the participant’s base salary, unless otherwise determined appropriate by the Chairman.

Cash Distribution of Incentive Payment—All awards will be paid in cash no later than March 15, 2007. Participants may elect to defer receipt of all or a portion of their incentive award, subject to the terms of the Executive Voluntary Deferral Plan.

New Hires, Transfers, Promotions—Individuals hired, promoted or transferred into an eligible position during the plan year (prior to November) will be eligible for a prorated award based on the actual period of employment in that position during the year.

Plan Design Criteria—The plan has been designed to operate in a normal business environment. If unusual business conditions occur that generate unusually high or low increases in EPS, the Plan may be amended to take those conditions into consideration.

Approvals—The Chairman will administer the Plan and have the authority to interpret all provisions and to make any rules and regulations necessary to administer the Plan in his sole discretion. All incentive award payments under this Plan are subject to the approval of the Chairman and the Committee. The Board of Directors must approve the Chairman’s incentive award.

Nothing in this plan shall constitute an agreement by HRH to employ participants for a fixed term. The participants shall remain at-will employees of HRH.

HRH expects to continue this plan indefinitely, but reserves the right to change or terminate the plan at any time.